Exhibit 10.1

SHAREHOLDERS AGREEMENT

Made and Entered into on February 10, 2025

THIS SHAREHOLDERS’ AGREEMENT (“Agreement”) is entered into on February 10, 2025 (the “Effective Date”), by and among Solterra Brand Services Italy SRL, a company organized under the laws of Italy (“SB”), having its registered address at Via Angelo Secchi 8, 00197 Rome (RM), Italy; N2OFF Inc., a company organized under the laws of the State of Nevada, or a wholly-owned company to be formed by N2OFF, Inc. following the date hereof, at its discretion (“N2OFF”), having its registered address at HaPardes 134 (Meshek Sander), Neve Yarak, Israel (each of SB and N2OFF a “Party” and collectively, the “Parties”); and SB Impact 4 LTD, a company organized under the laws of Italy, having its registered address in Rome (“Company”).

WHEREAS	the Company was duly incorporated under Italian law on February 2, 2024; and

WHEREAS	following the Company’s incorporation, SB was the sole shareholder of the Company; and

WHEREAS	within the Final Closing Date (as defined herebelow) the Parties shall enter into a certain agreement, under which N2OFF will purchase 70% of Company’s shares (on a fully diluted basis) from SB; and

WHEREAS	the Parties wish to enter into this Agreement, which shall govern their respective rights and obligations as the shareholders of the Company, as well as the management and operations of its business.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties hereby represent, covenant, and agree as follows:

1.	General

1.1.	The preamble to this Agreement constitutes an integral part thereof.

1.2.	Headings in this Agreement are intended for convenience purposes and shall not be used in the interpretation thereof. They shall in no way alter, modify, amend, limit, or restrict any contractual obligations of the Parties.

1.3.	As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means any person (including a legal entity), directly or indirectly, Controlling, Controlled by, or under common Control with such person.

“Articles of Association” the Company’s Articles of Association, as shall be amended from time to time.

“Board” as such term is defined in Section 3.1.

“Business Day(s)” means a day other than a Sunday, Friday and Saturday on which commercial banks are open for business in Tel Aviv, Israel and Rome, Italy.

“Company’s Field of Business” development, construction, consultancy, management and maintenance of renewable energy projects in Italy and abroad;

“Companies Law” shall mean the Israeli Companies Law 5759-1999;

1

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Distributable Profits” shall mean distributable profits pursuant to the applicable law.

“Final Closing Date” the day which the Party shall perform in Rome (Italy), in the same context and in front of an Italian Notary Public, the activities aimed at (i) transferring from SB to N2OFF a stake of the Company representing 70% of Company’s corporate capital (on a fully diluted basis); (ii) amending the Company’s by-laws in order to implement, to the extent admitted by the applicable law, the relevant provision of this Agreement, and (iii) entering into any further deed required or requested for the purpose of this Agreement.

“Fully Diluted Basis” after taking into account all issued and outstanding shares of such legal entity of any class (calculated on an as-converted basis), and after giving effect to the conversion or exercise (as the case may be) of all equity securities (including options and warrants, for the avoidance of doubt), including any and all undertakings or promises (whether written or oral) to receive the same, into the shares of such legal entity.

“Initial Closing Date” the date agreed by the Parties which shall take place after the signing of the notarial preliminary land agreement by the Company, such agreement securing the land for the Projects.

“Permitted Transferee” means an Affiliate;

“Profits” means as this term defined in the Companies Law;

“Shareholder(s)” shall mean any shareholder of the Company.

“Shares” shall mean, collectively, the ordinary shares of the Company, and all of the other shares representing the capital of the Company (as may be from time to time), as well as any option, subscription, preemption, or purchase right to subscribe for or otherwise acquire shares or other equity interests in the Company;

“Transfer” or a “Sale” shall mean: (i) with respect to all Shareholders – any transfer or sale of the Shares, including a lien or pledge (except for liens or pledges made solely for securing financing of the Company’s business), assignment, the grant of a call option, the benefit from dividends due to the Shares, or any other way to transfer the economic or legal benefits of holding Company Shares.

2.	The Parties’ Undertakings, Representations and Warranties

Each Party hereby represents and warrants to the other Parties and acknowledges that the other Parties are entering into this Agreement in reliance on its representations and warranties:

2.1.	It is duly organized validly existing under the laws of the jurisdiction of its organization.

2.2.	It has all requisite power and authority (corporate and other), in accordance with its incorporation documents and by law, to execute and deliver this Agreement and to perform its obligations hereunder.

2

2.3.	All corporate action on its part necessary, pursuant to its incorporation documents or law, for the authorization, execution and delivery of, and performance of its obligations under this Agreement has been taken.

2.4.	This Agreement constitutes a valid and binding legal obligation of the Party in accordance with the terms hereof, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. The signatories on its behalf are authorized to bind it by this Agreement for all intents and purposes.

2.5.	It has no legal or contractual impediments or conflicts by entering into this Agreement and performing its obligations hereunder.

2.6.	Each Party hereby covenants to the Company and to the other Party that it and the directors appointed by it (if appointed) shall refrain from any conflict of interest. In the event that a conflict of interest has arisen or may arise with respect to any Party or its directors, any such conflicted Party shall immediately notify the other Party in writing, detailing the conflict that has arisen or may arise.

3.	Board of Directors

3.1.	The Company’s board of directors (the “Board”) shall be comprised of not less than 1 director and up to 3 directors.

3.2.	As long as SB holds at least 20.01% of the Company’s allocated shares, it shall be entitled to appoint 1 director to the Board, and N2OFF shall be entitled to appoint 2 directors to the Board; and at such time that SB’s holdings fall below 20%, N2OFF shall be entitled to appoint all directors of the Board. Appointment, dismissal and replacement of directors shall be made by furnishing a written notice to the Company, signed by the Shareholder entitled to affect such appointment, replacement or removal, and shall become effective on the date fixed in the notice or upon delivery of the notice to the Company, whichever is later. A director shall automatically be removed from office on the date on which the Shareholder that appointed such director shall cease to have the right to make such appointment.

3.3.	Each director shall have the same voting power as any director.

3.4.	The chairman of the Board shall be a then incumbent director and shall be appointed by a majority of the Board members from time to time and shall not have additional vote in the Board meetings.

3.5.	The Board may appoint or terminate the employment of the Company’s administrator at its discretion. The Company’s administrator shall be responsible for the day-to-day management of the Company pursuant to the policies and operational objectives as set out by the Board.

3.6.	Notice of a meeting of the Board shall be given in writing at least five (5) Business Days prior to the meeting; however, a meeting will be considered validly held also without such prior notice to the extent that all directors are present at the meeting and affirmatively waive notice of the foregoing notice requirement. The notice will state the date and time of the meeting and a reasonable description of the items on the agenda (including proper documentation).

3

3.7.	The required quorum for a Board meeting shall form in the presence of at least one (1) Board member appointed by each Shareholder entitled to appoint a director. If no quorum is present at a Board meeting within thirty (30) minutes of the scheduled meeting, the meeting shall be adjourned by five (5) Business Days at the same place and time (for the purpose of this Section, the “Adjourned Meeting”). A quorum for opening an Adjourned Meeting shall form in the presence of a number of directors, then in office. The Adjourned Meeting may only discuss the agenda items listed in the notice sent with respect to the original Board meeting.

3.8.	The Board may convene via telephone, video conference, or any other medium, so long as each participant can hear, and be heard by each other participant, and Board members’ votes may be submitted via any medium which enables identifying the Board members and their signature on the resolution. Unless agreed otherwise by all directors, board meetings shall be held remotely via video conference.

3.9.	Any decisions of the Board may also be passed by means of written resolution or written consent, all to the extent signed by all directors of the Company then in office.

4.	General Meeting

4.1.	If required by applicable law, The Company’s Shareholders (the “General Meeting”) shall convene at least once a year and at the latest within 120 days following the end of the Company’s previous financial year. In addition, any Shareholder or group of Shareholders holding at least 10% of the Company’s shares can request to convene a General Meeting.

4.2.	In the General Meeting, each Shareholder shall have a number of votes equal to the number of Shares held by it, with each Share representing one vote.

4.3.	Subject to Section 5 (Reserved Matters), Shareholders’ resolutions in the General Meeting shall be adopted by a simple majority vote (50% or more) of the votes of all Shareholders present (in person or via proxy) and voting.

4.4.	The General Meetings shall be held remotely by means of video conference or to the extent agreed by all Shareholders at the Company’s offices or elsewhere. Notice of a General Meeting shall be given in writing at least ten (10) Business Days before the meeting date; however, a General Meeting will be considered validly held also without such prior notice to the extent that all Shareholders are present at the meeting. The notice will state the date and time of the General Meeting and a reasonable description of the items on the agenda (including proper documentation).

4.5.	The General Meeting may hold a meeting using any means of communication (including telephone, video conference, or any other medium), as long as the participants can hear and be heard by each other participant simultaneously. Resolutions may be made in writing as well, without convening in practice, provided that the resolution is unanimously adopted and signed by all Shareholders.

4.6.	No matter will be discussed at any General Meeting unless a quorum is present at the beginning of the meeting. The quorum for a General Meeting shall form by the presence of the Shareholders holding in the aggregate 70% or more of the Company’s issued Shares, in person or by proxy (“Quorum”). If no such Quorum is present within thirty (30) minutes of the scheduled meeting time, the meeting shall be adjourned by five (5) Business Days, at the same place and time (for the purpose of this Section, the “Adjourned Meeting”). The quorum for opening the Adjourned Meeting shall form by the presence of any number of Shareholders, in person or by proxy. The Adjourned Meeting may only discuss the agenda items listed in the prior written notice sent with respect to the original meeting.

4

5.	Reserved Matters

5.1.	The following matters shall be resolved, as the case may be and as required by law, by the Company’s Board or General Meeting, by a majority of 75% of the votes of the Shareholders, present and voting:

5.1.1.	Annual budget approval

5.1.2.	Entering into an Interested Party Transaction, as such term is defined in the Companies Law;

5.1.3.	Decision to raise additional financing from the Shareholders, in accordance with clause 7.1.1.

5.1.4.	Suspension of the Company’s business activity, the Company’s liquidation, receivership, suspension of proceedings, voluntary dissolution or winding up (or any similar process in the jurisdiction of incorporation of the Company), as well as any Company merger, sale of all or substantially all of the Company’s business assets, restructuring, (including any settlement or compromise), and any action resulting in a similar outcome, other than as part of internal restructuring that does not derogate from the Parties’ rights herein and in such case a simple majority vote (more than 50%) will be sufficient;

5.1.5.	Amending or waiving any provision of Company’s articles of association in a manner adversely affecting the rights, preferences or privileges of any Shareholder.

5.1.6.	Any change to the dividend policy set out in Section 8 below.

5.1.7.	Changing the Company’s Field of Business.

5.1.8.	Making a public offering of Company securities or listing them on a stock exchange.

5.1.9.	Placing a lien or creating a pledge on the Company’s assets (or any part of the assets) or its shares.

5.1.10.	Entering into transactions not in the ordinary course of business in an aggregate amount which annual value exceeds Euro 2,000,000.

5.1.11.	Establishment of a subsidiary which is not wholly-owned by the Company outside of the ordinary course of business.

5.1.12.	Any changes, modifications, or resolutions relating to the Company’s signature rights, including the authority to represent or bind the Company.

5.1.13.	Any engagement in any loan or financing agreement, other than in the ordinary course of business.

“ordinary course of business” shall mean, inter alia, any activity in the Field of Business.

5

6.	Financing

6.1.	Initial Funding

6.1.1.	It is hereby agreed by the Parties that N2OFF will lend to the Company an amount of Euro 2,300,000, for financing 2 battery storage projects in Sicily, in an aggregate capacity of 196 MWp (the “Projects”). The uses of such funds are detailed in Annex A. Such amounts will accrue an annual interest of 7%. It being understood that N2OFF shall lend, in whole or in part, the above amount in favour of SB, instead of the Company, should at the date of the drawdown of the relevant amount the Company will not hold an Italian bank account. In such case the Parties shall carry out any further activity to cause that within the Final Closing Date the entire funds provided by N2OFF according to such provision shall be treated as a shareholders’ loan of N2OFF vìs-a-vìs the Company.

6.1.2.	In the event that the Company has requested a drawdown and N2OFF has not supplied such amount within 30 days, SB will have the right to buy back shares from N2OFF at a price reflecting a corporate value of Euro 10,000. The amount of shares the SB will be eligible to buy is equivalent to the amounts not supplied by N2OFF, divided by Euro 2,300,000, and multiplied by 70%.

For example – if N2OFF will only make available Euro 1,150,000, SB will have the right to buy back 35% of the Shares, for an amount of Euro 3,500.

This clause is not applicable if the reason for not making the funding available is because it is not needed and the total funding needs are less than Euro 2,300,000.

7.

7.1.	Additional Funding

7.1.1.	If the Board resolves that the Company does not have sufficient resources for its operations and that the required financing cannot be obtained from banks and other financial institutions on reasonable market terms or without recourse to the Shareholders, the Board may resolve to raise such financing from the Shareholders as shareholders loans (“Financing”).

7.1.2.	The Board shall give the Shareholders written notice with respect to any Financing (the “Preemption Notice”) describing the terms applying to the shareholder loans, including interest rate and terms of repayment, as well as any other general terms. Each of the Shareholders shall have twenty (20) Business Days after receipt of the Preemption Notice to agree to subscribe for all (but not less than all) of its respective pro-rata share of the Financing, on the terms specified in the Preemption Notice, by giving written notice to the Company (the “Acceptance Period” and “Acceptance Notice”, respectively). An Acceptance Notice shall be irrevocable.

7.1.3.	In the event that a Shareholder does not provide an Acceptance Notice within the Acceptance Period (a “Non-Accepting Shareholder”), the following terms shall apply:

7.1.3.1.	The Shareholder that had issued an Acceptance Notice within the Acceptance Period (the “Accepting Shareholder(s)”) shall have a right to subscribe for the Non-Accepting Shareholders’ portion of the Financing (the “Available Financing”), in whole or in part. The Company shall, within two (2) Business Days from the end of the Acceptance Period, notify the Accepting Shareholder of its right to subscribe to the Available Financing.

6

7.1.3.2.	The Accepting Shareholder shall have five (5) Business Days after such notice was received to subscribe to all or any part of the Available Financing. The Available Financing advanced by the Accepting Shareholder shall be referred to as the “Excess Financing”.

7.1.3.3.	The Excess Financing will be advanced to the Company as a convertible shareholders loan (“Excess Loan”), bearing interest at an annual rate of 15% above the interest rate applicable to the respective shareholder loan as determined in the Preemption Notice. The Accepting Shareholder that has provided an Excess Loan shall be entitled to demand, at any time following the repayment date of the Excess Loan, by the issuance of a written notice to the Company, the conversion of the unpaid balance of the Excess Loan (principal and accrued interest) or any part thereof into Shares of the Company (the “Conversion Notice”). In such an event, the Company shall issue and allot to the Accepting Shareholder which has provided the Conversion Notice such number of Shares reflecting the amount it has elected to convert, in accordance with an independent external 3rd party valuation of the Company, such party to be agreed by the Parties (which determination will be binding on the Company and its Shareholders), within forty five (45) Business Days following receipt of the Conversion Notice.

7.1.4.	In the event the Shareholders fail to exercise the Pre-Emptive Right with respect to the full amount of Financing, the Company shall have ninety (90) days following expiration of the Notice Period to obtain the portion of the Financing not provided by the Shareholders, upon terms no more favorable to the third Party that will provide the required Financing than the terms specified in the Preemption Notice. In the event the Company has not obtained the Financing within the above ninety (90) days period, the Company shall not thereafter raise any Financing from third parties, without first seeking such Financing again from the Shareholders in the manner provided in this Section 7.1.

7.2.	Repayment of Financing

All free cash flow from the operations of the Company, after setting aside reserves for meeting the Company’s working capital requirements, including meeting the Company’s payment obligations under any financing agreement, and all subject to the Business Plan and Budget, in such amounts as the Board, in its reasonable discretion, deems necessary for proper operations of the Company and the business as anticipated to be required pursuant to the Business Plan and Budget in force at such time, shall be applied for repayment of Financing to Shareholders, all in the following priority:

7.2.1.	First, to repay any Excess Financing which has not been converted, (including principal and interest), plus VAT at its applicable rate, pro-rata to the outstanding balance of the Excess Loan provided by each Shareholder (principal and interest) to the total outstanding balance of the Excess Financing (principal and interest) as at each repayment date, until repayment of the outstanding balance of all Excess Financing in full. To the extent the free cash flow is not sufficient to cover the principal and interest, the repayment will first be made to repay any interest.

7

7.2.2.	Second, to repay all shareholder loans that were not advanced as part of the Excess Financing (including principal and interest), plus VAT at its applicable rate, pro-rata to the outstanding balance of such shareholder loans provided by each Shareholder (principal and interest) to the total outstanding balance of all such shareholder loans (principal and interest) as at each repayment date, until repayment of the outstanding balance of all such shareholder loans in full. To the extent the free cash flow is not sufficient to cover the principal, interest and linkage differentials, the repayment will first be made to repay any interest and linkage differentials.

8.	Project Sale

It is agreed by the parties that in the event of selling the Projects (whether by an asset deal or a share deal), the net profit (after full repayment of all loans and all due payments) will be split between the Parties as follows:

8.1.	If the selling price per MW is up to Euro 30,000 – each side will receive its pro-rata share (70%-30%)

8.2.	If the selling price per MW is above Euro 30,000 and up to Euro 60,000 – for the amount above Euro 30,000 per MW, SB will receive 40% of the profit (10% above its pro-rata share)

8.3.	If the selling price per MW is above Euro 60,000 – clause 7.2 will apply for the amount between 30,000 and 60,000 per MW, and for the amount above Euro 60,000 per MW, SB will receive 50% of the profit (20% above its pro-rata share)

8.4.	Example calculation – if the Projects are sold at a price of Euro 45,000 per MW, and the shareholders loans balance is Euro, 2,500,000 (reflecting around Euro 12,755 per Mw) and the company has an additional payment due of Euro 500,000. The total income would be Euro 8,820,000. The company would first repay the shareholders’ loans and due payments. The residual amount would be split as follows:

8.4.1.	Euro 15,000 per MW (the difference between 45,000 and 30,000) would be split Euro 9,000 per MW to N2OFF and Euro 6,000 per MW to SB.

8.4.2.	The difference between Euro 30,000 per MWand the loan balance and due payments (Euro 14,694 per MW) would be split Euro 10,286 per MW to N2OFF and Euro 4,408 per MW to SB

8

8.4.3.	N2OFF will receive from the total income an amount of (1) Euro 2,500,000 as loan repayment, (2) Euro 2,016,000 on account of the first step as described in clause 8.1 above, and (3) Euro 1,764,000 on account of the second step described in clause 8.2 above. Total of Euro 6,280,000

8.4.4.	SB will receive Euro 8,820,000 minus Euro 500,000 due costs minus 6,280,000 paid to N2OFF, equaling a total amount of Euro 2,040,000.

9.	Financial Reporting and Control

9.1.	The Company’s General Meeting shall appoint the Company’s independent auditor. The independent auditor shall be appointed at each annual meeting (unless circumstances call for appointing them at an extraordinary meeting), considering the reporting requirements that apply to the Shareholders.

9.2.	The Company will prepare the reports set forth below and deliver them to its Shareholders on the dates as follows unless otherwise requested by the Parties:

9.2.1.	Audited annual financial statements, including the Company’s balance sheet, profit and loss statement, and cash flow statement for the relevant period in accordance with the International Financial Reporting Standards (IFRS) and US GAAP, authorized by the Board, no later than 75 days from the end of each calendar year, as well as an advanced draft of the annual financial statements, no more than 60 days of the end of each calendar year.

9.2.2.	From the first calendar quarter following the Effective Date –quarterly financial statements, including the Company’s balance sheet, profit and loss statement, and cash flow statement for the relevant period in accordance with the International Financial Reporting Standards (IFRS), and US GAAP, authorized by the Board, no later than 45 days from the end of each calendar year’s first, second, and third quarter.

9.2.3.	The Company’s tax statements, no later than 120 days from the end of each calendar year.

9.2.4.	At a Shareholder’s request, any other non-confidential document in the Company’s possession and that a Party might reasonably need.

9.3.	The Company’s documents shall be available to each of the Parties, as long as such Party holds at least 10% of the Company’s Shares, for review at any reasonable time and subject to giving the Company prior written notice of its wish to review the Company’s documents.

9.4.	Whenever the Company withholds taxes at the source, the deduction will be made under any law, including any relevant treaty, and the paid Party will be given written confirmation of the deduction after the deduction is made.

9

10.	Restrictions on Transferring Company Shares

10.1.	General

10.1.1.	No Shareholder may encumber and/or pledge Shares, unless provided with the prior written consent of all other Shareholders.

10.1.2.	No Shareholder may Transfer their Shares in the Company to a third party (including a Party hereto), except subject to the provisions of this Agreement and the Articles of Association. Any Transfer that is not made in accordance with the provisions of this Agreement and the Articles of Association shall be null and void.

10.1.3.	No Shareholder may Transfer its Shares in the Company and/or its (transferable) rights and/or any of them to another (including a Permitted Transferee), unless (a) the transferee accepts in writing the transferring Shareholder’s obligations hereunder and becomes a party to this Agreement; and (b) a pro-rata portion of the Financing provided with respect to the transferred Shares by the transferring Shareholder is also assigned to and assumed by the transferee. Furthermore, no Shareholder may Transfer its Shares in the Company and/or its (transferable) rights and/or any of them to a third party if such third-party is convicted or indicted in an offence of money-laundering, organized crime or terrorism.

10.1.4.	If Shares are held by a Shareholder which main asset is the holding of such Shares, then Transfer (for the purposes of this Section 10) shall mean also any sale, lease, assignment, lien, gift, conveyance, or any other disposition or transfer of shares of such Shareholder, and such Transfer will be subject to the restrictions set out herein mutatis mutandis.

10.1.5.	Transfer of all Shares of a Shareholder to its Permitted Transferee shall entitle such Permitted Transferee to the same rights specifically granted under this Agreement to the Transferring Shareholder.

10.2.	Right of First Offer

10.2.1.	Subject to the Section above, whenever any Party (for the purposes of this Section 9.2, the “Offeror”) wish to Transfer their Shares and/or any part of them (for the purposes of this Section 9.2, the “Offered Shares”) to a third party that is not its Permitted Transferee, it shall be obligated to first offer its Shares to the other Party (for the purposes of this Section 10.3, the “Offeree”), in accordance with the provisions of this Section 10.3, provided however that the Offeree holds at least 15% of the Company’s outstanding Shares.

10.2.2.	The Offeror will make a written notice to the Offeree, stating the specific details of the Offeror’s offer with respect to the sale of the Offered Shares, including the number of Shares offered for sale, the consideration the Offeror wishes to receive, the payment terms, and any other material term (for the purposes of this Section 9.2, the “Offer”). The Offeree may accept the Offer for all (but not less than all) of the Offered Shares, by making an unconditional written notice to the Offeror and the Company of its wish to do so, within no more than fifteen (15) Business Days as of the receipt of the Offer (for the purposes of this Section 10.3, the “Acceptance Notice” and “Acceptance Period,” respectively). The Acceptance Notice shall be binding on the Offeree and the Offeror will be obligated to sell the Offeree all Offered Shares in accordance and subject to the provisions of Section 9.2.3 below.

10

10.2.3.	In the event that, within the Acceptance Period, an Acceptance Notice was given such that the Offeree agreed to purchase all of the Offered Shares (a) the Offeror shall sell the Offered Shares in accordance with the terms of the Offer, free and clear of any encumbrance and/or third party rights, within the later of five (5) Business Days of the end of the period specified for the delivery of Acceptance Notices or, if applicable, five (5) Business Days following the date on which all regulatory and third party approvals required for consummation of the transaction (if any) are obtained, against payment of the amount set forth in the Acceptance Notice; and (b) the tag-along rights under Section 10.4 will not apply.

10.2.4.	If the Offerees refuse to purchase all Offered Shares, or if no Acceptance Notice/s is/are made to purchase all Offered Shares at the terms of the Offer, or if no response to the Offer is made within the Acceptance Period, the Offeror may sell the Offered Shares to any third party within ninety (90) days following the expiry of the Acceptance Period, provided that (a) the Offered Shares (in their entirety) are sold to a third party that is not a Permitted Transferee in accordance with an offer (for the purposes of this Section 9.2.4, the “Third-Party Offer”) that is at the same price, payment terms, and other conditions set out in the in the Offer, and at such other terms not less favorable to the Offeror than the terms set out in the Offer (b) a tag-along right in accordance with Section 9.3 below with respect to the Third-Party Offer has been granted (to the extent applicable). Insofar as the sale transaction is not executed within the said 90 days period, the Offeror will not Transfer any of the Offered Shares or any other Shares without again complying with the provisions of this Section 9.2.

10.3.	Tag-Along Right

10.3.1.	Without prejudice to the rights of first offer above, if the Offered Shares are not sold to the Offerees in accordance with Section 9.2 above (as applicable) and the Offered Shares represent at least 30% of the issued Shares of the Company, the other Shareholder may tag along to the sale of the Offered Shares up to such Shareholder’s pro rata portion of the Offered Shares in accordance with the terms of the applicable Third-Party Offer (the “Right to Participate”). A “pro-rata portion”, for the purposes of this Section 9.3.1, is the ratio of the number of issued Shares owned by such Shareholder immediately prior to the Transfer to the total number of issued Shares owned by all Shareholders immediately prior to the Transfer.

10.3.2.	The Right to Participate shall be exercised by a Shareholder by issuance of a written notice (“Exercise Notice”) to the Offeror, no later than five (5) Business Days from the date of the Offeror has provided the Shareholders with the Third-Party Offer (to be delivered to the Shareholders in full and with all agreements and ancillary documents with respect thereof no later than five Business Days from its delivery to the Offeror) (the “Participation Exercise Period”). A Shareholder that has not issued an Exercise Notice within the Participation Exercise Period, shall be deemed to have waived the Right to Participate granted to it hereunder with respect to the sale of the Offered Shares.

11

10.3.3.	If a Shareholder makes an Exercise Notice, the number of Shares detailed in its Exercise Notice will be transferred to the third-party purchaser who made the Third-Party Offer, according to and at the same terms of the Third-Party Offer (together with the Offered Shares). To the extent that the intended third-party purchaser is not willing to purchase the combined number of Shares being offered by the Offeror and the Shareholders that delivered an Exercise Notice, the Offeror may (at its sole election) (a) consummate the transaction with the third-party purchaser and in such case the Offeror and the relevant Shareholders who issued a Participation Notice shall respectively reduce the number of Shares being Transferred to the third-party (pro-rata between them, such that the respective participation of each such Shareholder in the sale shall equal the ratio of the number of issued Shares owned by such Shareholder immediately prior to the sale to the total number of issued Shares owned by all Shareholders participating in the sale); or (b) not to sell any of the Offered Shares to the third-party purchaser and in such case the Offeror shall not Transfer the Offered Shares, or any other Shares, without again complying with the provisions of Section 9.2 and this Section 9.3.

10.3.4.	If no Exercise Notice is made during the Participation Exercise Period, the Offeror may sell all (but not less than all) of the Offered Shares to the third-party purchaser , at the terms set of the Third-Party Offer within ninety (90) days following the expiry of the Participation Exercise Period. To the extent no Transfer within such ninety (90) day period has been made to the third-party, the Offeror shall not Transfer the Offered Shares, or any other Shares, without again complying with the provisions of Section 9.2 and this Section 10.4.

10.4.	Transfer to a Permitted Transferee

The provisions of Section 9.2 and 9.3 above shall not apply to the Transfer of Shares from a Shareholder to a Permitted Transferee.

11.	Term

11.1.	This Agreement shall automatically come into effect and become binding on the Parties as of the date hereof, without any need for any further action by any of the Parties hereto. The term of this Agreement shall continue until terminated in accordance with Section 11.2 below.

11.2.	A Party shall cease to be a party to this Agreement upon in the event that he holds less than 10% of the Company’s Shares. Without limiting the foregoing, the transferee will be required, as a condition to the validity and consummation of the Transfer, to execute and deliver to the Company a joinder to this Agreement, whereby such transferee shall agree to assume and be bound by all of the obligations and provisions of this Agreement relating to the Shares acquired by it from the transferor that apply to the transferor hereunder (unless stated otherwise herein).

12

12.	Miscellaneous

12.1.	This Agreement and any matter related to it and/or arising out of it shall be governed exclusively by the laws of the State of Israel. All disputes arising out of or in connection with this Agreement, which cannot be solved amicably, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The place of arbitration shall be Tel Aviv (Israel) and the arbitration proceedings shall take place in the Hebrew language. The award of the arbitration will be final and binding upon the Parties. Nothing in the term sheet or in the Agreement shall limit the Parties’ right to seek injunctive relief in any applicable competent court.

12.2.	The provisions hereof shall bind the Parties, their substitutes, their successors, and their guardians, as well as any third party who purchases Shares from any of the Parties and/or to whom Shares are allotted. Nothing in this Agreement shall create or confer upon any person, other than the Parties hereto and set out herein, any rights, remedies, obligations or Liability, with the exception of the legal successors and permitted assignees.

12.3.	The Parties agree to take all necessary steps and actions to amend the Articles of Association of the Company to ensure that they are consistent with the provisions of this Agreement, to the extent permissible by applicable law. In the event that any provision of this Agreement cannot be incorporated into the Articles of Association due to legal restrictions, the Parties shall act in good faith to achieve the intended effect of such provision by other lawful means.

12.4.	In the event of any inconsistency or contradiction between the provisions of this Agreement and the Articles of Association of the Company, the Parties and the Company agree that the provisions of this Agreement shall prevail to the fullest extent permitted by applicable law. The Parties and the Company shall cooperate to resolve any such inconsistency by amending the Articles of Association or otherwise taking appropriate lawful action to align them with this Agreement.

12.5.	No party may assign its rights or duties hereunder, in whole or in part, without the other Parties’ prior written approval, other than as specifically permitted herein.

12.6.	Each of the Parties to this Agreement shall bear the taxes and expenses imposed on it by law in connection with this Agreement and the performance of its provisions, including its legal counsels’ fees.

12.7.	This Agreement contains, captures, incorporates, and fully expresses and exhausts all understandings between the Parties with respect to its subject matter only, and it supersedes and cancels any prior agreements or arrangement between and among the Parties with respect to the specific subject matter.

13

12.8.	Any modification, amendment or addition, waiver, extension, discount, or failure to exercise a right under this Agreement shall be valid only if they are made in an express document that is signed by all Parties to the Agreement. Furthermore, rights of a Party may be waived by such Party only in writing and specifically; the conduct of any one of the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring..

12.9.	The Parties’ addresses for any matter related to this Agreement shall be as stated in the preamble to this Agreement, and any notice sent by one Party to the other at these addresses shall be deemed to have been delivered by the recipient upon the lapse of five (5) Business Days from the date of delivery by registered mail in Israel, or, if sent by messenger, upon personal delivery, or if sent by facsimile or e-mail – immediately upon delivery to the recipient, according to confirmation of fax delivery or a proper confirmation of electronic delivery if the delivery is made on a Business Day, and if not – on the following Business Day.

12.10.	This Agreement may be signed in several identical copies, each of which is signed by one or more of the Parties hereto, as long as all Parties to the Agreement sign such a document. If one or more of the Parties hereto send this Agreement’s signature page via e-mail or another electronic delivery method to the other, this shall be considered that Party’s signature on this Agreement.

And in witness whereof, the parties have signed:

Solterra Brand Services Italy SRL	N2OFF Inc.

SB Impact 4 SRL

14

Annex 1 – budgeted use of funds

The following is the expected budget for promoting the Projects to a ready to build stage (this amount include 22% VAT):

Item	Total amount (in Euro)	Remarks
Premium to seller of projects	645,624	According to purchase agreement with seller
STMG downpayment	143,500	Payment to grid operator
Development fee	1,315,160	Based on DSA between SB Impact4 and SB
Land downpayments	20,000	To landowner
Other expenses	175,716	Includes finders fee, transaction costs, and other G&A of SB Impact4
Total	2,300,000

15